SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 or 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)  July 13, 2003


                            NewPower Holdings, Inc.
                            -----------------------

            (Exact Name of Registrant as Specified in Its Charter)

Delaware                                    1-16157                            52-2208601
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(State or Other Jurisdiction                (Commission                        (IRS Employer
of Incorporation)                           File Number)                       Identification No.)


93 Cherry Street, New Canaan, CT                                  06480
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(Address of Principal Executive Offices)                          (Zip Code)


Registrant's telephone number, including area code: (203) 966-2880


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Item 5. Other Events.

     On July 13, 2003, the law firm of Arnold & Porter delivered to the independent members (the "Independent Directors") of the board of directors of NewPower Holdings, Inc. (the "Debtor" or "NewPower") a report (the "Report") with respect to certain claims against certain past officers of the Debtor. The Independent Directors had requested that Arnold & Porter, as their special counsel, conduct an inquiry to determine whether the Debtor should assert claims against any of the 24 present or former NewPower directors, officers or employees who have filed proofs of claims against the Debtor in its case under chapter 11 of the Bankruptcy Code. The inquiry was conducted because certain parties in the chapter 11 case had noted in court on February 28, 2003, that any such affirmative claims might serve to reduce the claims by way of setoff, and requested that the Debtor investigate whether there might be a basis for any such affirmative claims. In response, the Court endorsed this suggestion. Consequently, the Independent Directors in turn instructed Arnold & Porter to conduct the inquiry and report to them whether, in their professional judgment, there is a legal, reasonable and factual basis for the Debtor to pursue any such potential claims.

     The Report contains a summary of the investigation carried out by Arnold & Porter of all of the 24 claimants and recommends that three claims totaling $1,303,244.62 be brought against Mr. H. Eugene Lockhart, former chairman, president and chief executive officer of NewPower, and that three claims totaling $319,199.77 be brought against Mr. William I Jacobs, former chief financial officer of NewPower. Collectively, these claims, as estimated in the Report, could result in recoveries totaling approximately $1.6 million in value relating to improperly authorized payments that could be deemed to have been compensation. The Report identifies three categories of claims: (i) claims arising from personal use of a corporate jet chartered by NewPower in 2000 and 2001, supporting a potential recovery of up to $436,701.09 from Mr. Lockhart and $193,997.62 from Mr. Jacobs (the "Charter Claims"); (ii) claims arising from payment of country club dues in 2000, supporting a potential recovery of up to $15,512.09 from Mr. Lockhart and $29,523.49 from Mr. Jacobs (the "Dues Claims"); and (iii) claims arising from payment in 2001 of taxes resulting from the vesting of restricted stock, supporting a potential recovery of up to $851,031.44 from Mr. Lockhart and $95,678.66 from Mr. Jacobs (the "Tax Claims").

     The payments relating to the Tax Claims were disclosed in NewPower's proxy statement for its 2002 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission (the "SEC") on May 7, 2002 (the "2002 Proxy Statement"). With respect to the Charter Claims and Dues Claims, if such payments or receipt of value had been properly authorized and deemed to have been compensation required to be disclosed under applicable regulations, the following disclosures would have been made: (a) in the 2002 Proxy Statement, the Summary Compensation Table would have been modified as follows: (i) the amount reported for Mr. Lockhart under the heading "Other Annual Compensation" for 2001 would have been $1,234,566.00 instead of $895,057.00, and would have disclosed in a footnote that $339,509.00 of such amount included personal use by Mr. Lockhart of corporate jets chartered by NewPower;


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and (ii) the amount reported for Mr. Jacobs under the heading "Other Annual
Compensation" for 2001 would have been $364,692.00 instead of $228,985.00, and would have disclosed in a footnote that $135,707.00 of such amount included personal use by Mr. Jacobs of corporate jets chartered by NewPower; and (b) in NewPower's proxy statement for its 2001 Annual Meeting of Stockholders, filed with the SEC on April 18, 2001, the Summary Compensation Table would have been modified as follows: (i) the amount reported for Mr. Lockhart under the heading "Other Annual Compensation" for 2000 would have been $195,884.00 instead of $74.850.00, and would have disclosed in a footnote that $105,522.00 of such amount included personal use by Mr. Lockhart of corporate jets chartered by NewPower; and (ii) the amount reported for Mr. Jacobs under the heading "Other Annual Compensation" for 2000 was $243,179.00 instead of $155,365.00 and would have disclosed in a footnote that $58,291.00 of such amount included personal use by Mr. Jacobs of corporate jets chartered by NewPower. (The amounts reported above for the Charter Claims are NewPower's aggregate incremental costs, representing the amounts for such claims specified in the Report less amounts repaid to NewPower by Messrs. Lockhart and Jacobs in 2000 and 2001 for the applicable flights.)

     Mr. Lockhart cooperated fully in this inquiry. Upon review of the Report, Mr. Lockhart and the Company entered into a settlement agreement, subject to bankruptcy court approval, by which Mr. Lockhart agreed to reimburse the Company for the Charter, Dues and Tax Claims, plus interest.

     Copies of the Report may be obtained, free of charge, from local counsel for the Debtor, pursuant to a written request directed to Paul Ferdinands, King & Spalding, 191 Peachtree Street, N.E. Atlanta, Georgia 30303-1763.


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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: July 22, 2003


                                 NEWPOWER HOLDINGS, INC.


                                 By:   /s/ James L. Malone III
                                      -------------------------------------
                                      Name:  James L. Malone III
                                      Title: President & Co-Chief Executive
                                             Officer